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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                  ------------------------------
                                                         SEC FILE NUMBER
                                                             1-12888
                                                  ------------------------------
                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                  ------------------------------
                                                           CUSIP NUMBER
                                                            848925 10 3
                                                  ------------------------------

(Check One):  /X/ Form 10-K and Form 10-KSB  / / Form 20-F  / / Form 11-K
              / / Form 10-Q and Form 10-QSB  / / Form N-SAR

         For Period Ended:           June 30, 2000
                          ---------------------------------
         [ ] Transition Report on 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the Transition Period Ended:
                                         ---------------------------------------

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NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification related to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION


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Full Name of Registrant

Sport-Haley, Inc.
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Former Name if Applicable


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Address of Principal Executive Office (Street and Number)

4600 E. 48th Avenue
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City, State and Zip Code

Denver, Colorado  80216
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PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth
  /X/ calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                 The Company's audit was not completed in sufficient time to enable the Registrant's securities counsel, accountants, officers and directors to review a draft of the Form 10-K. The Form 10-K will be filed after each of such persons have commented, any changes have been made to respond to such comments and the directors have executed the signature page.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Robert G. Tomlinson             (303)                    320-8800
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               (Name)                (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been
        filed? If answer is no, identify reports(s).      /X/ Yes   / / No

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(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
        portion thereof?                                  / / Yes   /X/ No

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If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                Sport-Haley, Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                               SPORT-HALEY, INC.

Date:    September 22, 2000                    By:    /s/ Robert G. Tomlinson
                                                  ------------------------------
                                                  Robert G. Tomlinson, Chief
                                                  Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).
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